November 4, 2013
Fulbright & Jaworski LLP
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201-2784
BG Staffing, Inc.	United States
5000 Legacy Drive, Suite 350
Plano, Texas 75024	Tel +1 214 855 8000
Fax +1 214 855 8200

nortonrosefulbright.com

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for BG Staffing, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the proposed offering and sale from time to time by the selling stockholders listed in the prospectus (the “Prospectus”) forming a part of and included in the Registration Statement (defined below) under the heading “Selling Stockholders” of up 229,309 shares of the Company’s common stock, par value $0.01 per share, pursuant to (i) the Registration Statement on Form S-1 (Registration No. 333-191683) (as amended through pre-effective Amendment No. 2 thereto, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by the Company and (ii) the Prospectus. In connection therewith, we have participated in the preparation of the discussion (the “Discussion”) set forth under the caption “Material U.S. Federal Income Tax Consequences Associated with the Ownership and Disposition of Our Shares” in the Prospectus.

Subject to the assumptions, qualifications and limitations set forth in the Discussion, we hereby confirm that the statements of legal conclusions contained in the Discussion, insofar as they purport to constitute statements of U.S. federal tax law and regulations or legal conclusions with respect thereto, are our opinion.

In providing the opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, covenants and representations contained in (i) the Registration Statement, (ii) the Prospectus, (iii) such other documents, certificates, and records we have deemed necessary or appropriate as a basis for the opinion, and (iv) other information provided to us by the Company.

We hereby consent to the discussion of our opinion in the Prospectus, the filing of this opinion of counsel as Exhibit 8.1 to the Registration Statement, and to the reference to our firm in the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder.

Fulbright & Jaworski LLP is a limited liability partnership registered under the laws of Texas.

Fulbright & Jaworski LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright Canada LLP, Norton Rose Fulbright South Africa (incorporated as Deneys Reitz, Inc.), each of which is a separate legal entity, are members of Norton Rose Fulbright Verein, a Swiss Verein. Details of each entity, with certain regulatory information, are at nortonrosefulbright.com. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients.

BG Staffing, Inc.
November 4, 2013

Respectfully submitted, /s/ Fulbright & Jaworski LLP

FULBRIGHT & JAWORSKI LLP